EXHIBIT 10.9
FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Derrek L. Gafford (the “Executive”) and TrueBlue, Inc., formerly named Labor Ready, Inc. (the “Company”) entered into an Executive Employment Agreement effective as of December 31, 2006 (the “Agreement”); and

WHEREAS, the Executive and the Company would like to amend the Agreement as provided herein.

NOW, THEREFORE, effective February 13, 2023, the parties agree that the Agreement is amended as follows:

A.Sections II.A.2(b)(i) and (ii) of the Agreement are amended in their entirety and replaced to read as follows:

(i) separation payments for eighteen (18) months from the termination date at the base monthly salary in effect for Executive on the termination date, with the actual period of receipt of such payments being referred to as the “Severance Period,” provided, however, that if at the time of the Executive’s termination of employment the Executive is considered a “specified employee” subject to the required six-month delay in benefit payments under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, then the separation payments that would otherwise have been paid within the first six (6) months after the Executive’s termination of employment shall instead be paid in a single lump sum on (or within 15 days after) the six-month anniversary of such termination of employment. Payments for the remaining twelve (12) months shall be made monthly after such six-month anniversary; and

(ii) accelerated vesting in any previously awarded stock options, restricted stock and other equity awards, except for awards that are scheduled to vest based on attainment of specified performance goals over a performance period, as if Executive had worked for the Company for eighteen (18) months after Executive’s termination date, provided that any options or other equity awards that are not exercised within the time periods for exercise set forth in the applicable plan, sub-plan or grant agreement, shall expire in accordance with the terms of such plan, sub-plan or grant agreement, as this accelerated vesting will not extend or otherwise delay the time period for exercising an option or other equity award; and

A.A new Section II.A.2(b)(iii) is added as follows:

(iii) for any equity award that is scheduled to vest based on attainment of specified performance goals over a performance period, the award shall vest and be paid after the end of the applicable performance period based on actual performance results, and shall be prorated for the portion of the performance period employed, and for that purpose Executive shall be deemed to have continued employment with the Company for a period of eighteen (18) months following the date of Executive’s termination of employment.

A.In all other respects, the Agreement, as well that certain Change in Control Agreement between the Executive and the Company dated December 31, 2006, that certain Indemnification Agreement between the Executive and the Company dated December 31, 2006, and that certain Non-Competition Agreement between the Executive and the Company dated December 31, 2006, shall remain unchanged and are re-affirmed, acknowledged, and agreed to by the Executive and
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EXHIBIT 10.9
the Company. To the extent additional consideration is necessary for the enforcement of any of the foregoing agreements, the parties hereby affirm the sufficiency of the consideration included in the amendments set forth in Sections A and B above.

IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE COMPANY

By: /s/ Derrek Gafford By: /s/ Garrett Ferencz

Name: Derrek Gafford Name: Garrett Ferencz

Date: February 14, 2023 Title: February 14, 2023

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